Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

i2 Technologies, Inc., hereinafter (“Employer”) and Barbara Stinnett, hereinafter (“Employee”), her heirs, executors, administrators, successors, and assigns, agree that:

WHEREAS, Employee wishes to resign from all employee and officer positions and offices with the Company and its subsidiaries and the Company has agreed to accept such resignations,

1.	Last Day of Employment: Employee’s last day of employment with Employer is July 31, 2007.

2.	Consideration: In consideration for signing this Agreement and General Release and compliance with the promises made herein, Employer agrees:

a.	to pay to Employee six months of salary, at her normal rate of pay, plus six months of OTE potential, less lawful deductions, after receiving this signed agreement and all company property. Employee will remain on the i2 payroll for the duration of the severance period and will receive her severance in semi-monthly payments. The Employee, will not accrue additional vacation, nor be eligible for any additional incentive programs or option grants which may occur after her resignation date of July 31, 2007. While remaining on the payroll for salary and benefit continuation purposes, Employee will be a terminated Employee. However, should employee obtain employment with another entity during this period, the Company, may at its election pay to Employee the balance of her severance in a lump sum.

b.	the Employer and Employee will continue to pay their respective share of benefits while the Employee remains on salary continuation. If Employee elects to continue medical and dental coverage in accordance with the continuation requirements of COBRA thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at her own expense. However, should employee obtain employment with another entity during this period, her benefits will immediately be discontinued.

c.	additionally, in consideration for the Employee’s execution of the Agreement and General Release, the Company will forward vest that portion of Restricted Stock Units (3,333) eligible for vesting on August 21, 2007, arising from the original grant on August 21, 2006, and further, the Company will forward vest that portion of Restricted Stock Units (5,000) eligible for vesting on October 3, 2007, arising from your New Hire Grant as set forth in your Employment Agreement. Employee understands and acknowledges that any other RSU’s or stock options not vested as of the execution of this Agreement will be cancelled.

3.	No Consideration Absent Execution of this Agreement: Employee understands and agrees that she would not otherwise be entitled to receive the monies and/or benefits specified in paragraph “2” above, except for her execution of this Agreement and General Release and the fulfillment of the promises contained herein.

CORPORATE HEADQUARTERS, 11701 LUNA ROAD, DALLAS TX 75234 tel: 469-357-1000 www.i2.com

Barbara Stinnett	Initial:

4.	The parties agree to the issuance of a press release in the form of Exhibit A attached hereto.

5.	Revocation: Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day she executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Elizabeth Quaye, One i2 Place 11701 Luna Road Dallas, TX 75234 and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Elizabeth Quaye or her designee, or faxed to Elizabeth Quaye at 469-357-6893, within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee was employed at the time of her last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

6.	General Release of Claims: IN CONSIDERATION OF good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the terms and conditions contained in this Agreement and General Release (the “Agreement”) by and between Barbara Stinnett (the “Employee”) and i2 Technologies, Inc. (the “Company”), the Employee on behalf of herself and her heirs, executors, administrators and assigns, releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors, employees, agents and/or owners, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”), from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims and demands whatsoever (“Losses”) which the Employee and her heirs, executors, administrators and assigns had, have or may hereafter have against the Released Parties or any of them arising out of or by reason of any cause, matter or thing whatsoever from the beginning of the world to the date of execution of this Agreement, including without limitation any and all matters relating to the Employee’s employment with the Company, its subsidiaries or affiliates and the cessation of any thereof, and any and all matters arising under any federal, state or local statute, rule or regulation, or principle of contract law or common law, including but not limited to the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the Texas Labor Code, Tex. Labor Code §§ 21.001 et seq., the Minnesota Civil Rights Act, as amended; the Minnesota Minimum Wage Law, as amended; Equal Pay Law for Minnesota, as amended; and any other equivalent or similar federal, state or local statute; provided, however, that the Employee does not release or discharge the Released Parties from any of the Company’s obligations to her under the Agreement; any vested benefit the Employee may be due under a tax qualified plan sponsored or maintained by the Company; any rights of indemnification Employee may have pursuant to Company policy or under any applicable D&O policy; or Losses under the ADEA which arise after the date on which the Employee executes this general release. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Employee, any such wrongdoing being expressly denied. The Effective Date of this Agreement shall be August 6, 2007.

CORPORATE HEADQUARTERS, 11701 LUNA ROAD, DALLAS TX 75234 tel: 469-357-1000 www.i2.com

Barbara Stinnett	Initial:

The Employee represents and warrants that she fully understands the terms of this general release, that she is hereby being advised in writing to seek, and has sought, the benefit of advice of legal counsel, and that she knowingly and voluntarily, of her own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as her own free act. Except as otherwise provided herein, the Employee understands that as a result of executing this general release, she will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated her employment or violated any of her rights in connection with her employment or otherwise.

The Employee further represents and warrants that she has not filed, and will not initiate or cause to be initiated on her behalf, any complaint, charge, claim or proceeding against any of the Released Parties before any federal, state or local agency, court or other body relating to any claims barred or released in this General Release and will not voluntarily participate in such a proceeding. However, nothing in this general release shall preclude or prevent the Employee from filing a claim which challenges the validity of this general release solely with respect to the Employee’s waiver of any Losses arising under the ADEA. The Employee shall not accept any relief obtained on her behalf by any government agency, private party, class of litigants or otherwise with respect to any claims covered by this General Release.

7.	Affirmations: Employee affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Employee further affirms that she has been paid and has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement and General Release. Employee furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

8.	Confidential Information and Non-Disparagement:

(a)	Confidential Information: Employee acknowledges that, during the course of her employment, she has received Confidential Information (as defined below) in order to perform her job. The Employee shall not, without the prior express written consent of the Company, directly or indirectly, divulge, disclose or make available or accessible any Confidential Information (as defined below) to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so by a lawful order of a court of competent jurisdiction or any governmental authority or agency). In addition, the Employee shall not create any derivative work or other product based on or resulting from any Confidential Information. The Employee shall also proffer to the Company’s General Counsel, no later than the effective date of this Agreement, and without retaining any copies, notes or excerpts thereof, all memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information that are in the Employee’s actual or constructive possession or which are subject to her control at such time. For purposes of this Agreement, “Confidential Information” shall mean all information respecting the business and activities of the Company, or any subsidiary or affiliate of the Company, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies

CORPORATE HEADQUARTERS, 11701 LUNA ROAD, DALLAS TX 75234 tel: 469-357-1000 www.i2.com

Barbara Stinnett	Initial:

of the Company or any subsidiary or affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of the Employee’s breach of any portion of this Section 3(a)). Additionally, the Employee agrees to continue to comply with the terms and provisions of the Employee Proprietary Information Agreement (the “Proprietary Information Agreement”) dated on or about September 26, 2005 and the terms and provisions of such agreement shall be deemed incorporated into this Agreement by reference thereto.

(b)	Non-disparagement: The Employee shall not at any time make any statement or representation, written or oral, which the Employee knows or should know will, or which the Employee knows or should know is reasonably likely to, impair, bring into disrepute, or adversely affect in any way the reputation, good will, business, customer or supplier relationships, or public relations of the Company, any subsidiary, any affiliate, any successor, and/or any person or entity which the Employee knows or should know is one of the following: (i) a member of the Board or the board of directors of any subsidiary and/or any affiliate of the Company, (ii) an employee of the Company or any subsidiary and/or any affiliate of the Company, (iii) a person or entity who has or has had a legal or beneficial ownership interest in the Company or any subsidiary and/or any affiliate of the Company (an “Owner”), and/or (iv) an owner, employee, director, partner, representative of and/or adviser to any such Owner.

9.	Non-Compete and Non-Solicitation :

(a)	Non-Competition: For a period of 6 months from the effective date of this agreement, the Employee shall not, directly or indirectly, provide any services (whether as an employee, agent, consultant, advisor or independent contractor or in any other capacity, directly or indirectly) to the following Competitors of the Company or any subsidiary or affiliate of the Company: Oracle, SAP, Manhattan, JBA or Red Prairie. Notwithstanding the foregoing, the Employee shall not be prohibited during the Restricted Period from being a passive investor where the Employee owns not more than five percent (5%) of the outstanding capital stock of any publicly-held company.

(b)	Non-Solicitation: For a period of 12 months from the effective date of this agreement, the Employee shall not, directly or indirectly, request, advise or suggest nor shall the Employee, directly or indirectly, assist any other person or entity to request, advise, or suggest to any customer and/or vendor of the Company or any subsidiary or affiliate of the Company, that the customer and or vendor curtail, cancel or withdraw its business from the Company or any subsidiary or affiliate of the Company or that the customer and/or vendor not expand its relationship with the Company or any subsidiary or affiliate of the Company. The Employee shall not directly or indirectly solicit or accept the business of any customer or prospect of the Company or any subsidiary or affiliate of the Company with whom the Employee (i) had any contact during the Employee’s last twelve (12) months of employment with the Company, or (ii) had any access to the Company’s Confidential Information with respect to the customer or prospect during the last twelve (12) months of the Employee’s employment with the Company. The Employee shall not induce or solicit any employee, consultant or independent contractor of the Company or any subsidiary or affiliate of the Company to leave the employ or service of the Company or any subsidiary or affiliate of the Company.

10.	Scope of Agreement; Enforceability: Employee agrees that the restrictions contained in paragraphs 8 and 9 herein are reasonable as to time, scope of activity restricted, and

CORPORATE HEADQUARTERS, 11701 LUNA ROAD, DALLAS TX 75234 tel: 469-357-1000 www.i2.com

Barbara Stinnett	Initial:

geographical or customer restriction and that such are reasonably necessary to protect the legitimate business interests of the Company, including its Confidential Information and good will and that such restrictions will not impose any substantial hardship on Employee. Employee agrees that if she, or anyone on her behalf, challenges in any way the enforceability of such paragraphs, her outstanding stock options shall cease to be exercisable. Should any portion of paragraphs 8 or 9 for any reason be found unenforceable as a result of such challenge, Employee shall be obligated to return to the Company, within thirty (30) days of such finding, the value of any profits received by the Employee through exercise of such options. This Agreement shall inure to the benefit of and be enforceable by the Employee’s heirs, beneficiaries and/or legal representatives. This Agreement shall inure to the benefit of and be enforceable by the Company and its successors and assigns. If any term or provision of this Agreement, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.	Material Inducements: The provisions of Sections 8 and 9 of this Agreement are material inducements to the Company entering into and performing this Agreement. In the event of any breach or threatened breach of the provisions of Sections 8 and 9 of this Agreement by the Employee, in addition to all other remedies at law or in equity possessed by the Company, the Company shall have the right to cancel any unexercised Options, with no further compensation due to the Employee, and/or to require that the Employee repay any of the profits received by the Employee through exercise of any Options. The Employee acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Employee breaches or threatens to breach any of the provisions of Sections 8 and 9 of this Agreement. The Employee further agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of Sections 8 and 9 of this Agreement, and to specific performance of each of the terms of such Sections in addition to any other legal or equitable remedies that the Company may have, without any requirement to post bond or other security. The Employee also agrees that she shall not, in any equity proceeding relating to the enforcement of the terms of this Agreement, raise the defense that the Company has an adequate remedy at law.

12.	Assistance: The Employee agrees to personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company, and the Company will reimburse the Employee for reasonable out-of-pocket costs incurred in rendering such assistance.

13.	Notices: All notices and other communications hereunder shall be in writing and shall be deemed given when received by hand-delivery to the other party, by facsimile transmission, by overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, at her residence address most recently filed with the Company

If to the Company:	John Harvey, Esq.
General Counsel
i2 Technologies, Inc.
11701 Luna Road
Dallas, Texas 75234
Facsimile No: (469) 357-6566

CORPORATE HEADQUARTERS, 11701 LUNA ROAD, DALLAS TX 75234 tel: 469-357-1000 www.i2.com

Barbara Stinnett	Initial:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

14.	Expense reimbursement: All expenses incurred on behalf of i2 must be submitted within 30 days of the Employee’s resignation date for reimbursement. If such expenses are not submitted within that 30 day time frame, i2 will not be responsible for reimbursing the Employee.

15.	Payroll Deduction Authorization: Employee agrees to sign and return the attached Payroll Deduction Authorization Form as an eligibility requirement for receiving Severance benefits.

16.	Governing Law and Interpretation: This Agreement and General Release shall be governed and conformed in accordance with the laws of the state of Texas without regard to its conflict of laws provision. In the event the Employee breaches any provision of this Agreement and General Release, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release, and if such an action is commenced, the governing venue for such action shall be in Dallas County, Texas. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

17.	Non-admission of Wrongdoing: The Parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party, or evidence of any liability or unlawful conduct of any kind.

18.	Resignation As Officer and Director: If you are an officer and/or director, you resign as an officer and director of the Employer, and all related corporations (as applicable), effective as of July 31, 2007.

19.	Amendment: This Agreement and General Release may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement and General Release.

20.	Violation of Agreement: If you violate any of the terms of this Agreement, our obligation to make payments or provide other benefits under this Agreement will stop immediately, and you will be required to return all payments which you have already received. In such an event, your release of claims against us, i2 Technologies, and any related person or entity, as outlined in this Agreement, will continue to apply. If we incur any attorney’s fees or other costs as a result of your violating this Agreement, you agree to reimburse us for those fees and costs.

21.	Withholding: All payments and any option exercises hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

22.	Understanding of Terms: You, and we, acknowledge that we both have read this Agreement completely, and fully understand the terms, nature and effect of this Agreement, which we both voluntarily execute in good faith.

CORPORATE HEADQUARTERS, 11701 LUNA ROAD, DALLAS TX 75234 tel: 469-357-1000 www.i2.com

Barbara Stinnett	Initial:

23.	Advice of Counsel: Employee is hereby advised to seek legal advice prior to executing this Agreement or the General Release.

24.	Counterparts: Duplicate copies of this Agreement may be signed, and each copy will be considered an original document, but when taken together, all copies will constitute one Agreement.

Entire Agreement: This Agreement and General Release sets forth the entire agreement between the parties hereto, and fully supersedes and terminates any prior agreements or understandings between the parties, except for the Employee Proprietary Information Agreement as well as the invention and non-disclosure agreements contained therein, the i2 Technologies 1995 Stock Option/Stock Issuance Plan, and any applicable arbitration agreement previously executed by Employee, these enumerated documents or agreements will remain effective, notwithstanding the execution of this release. Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement and General Release, except for those set forth in this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT SHE HAS BEEN GIVEN AT LEAST FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAS TAKEN SUCH TIME TO CONSIDER THIS AGREEMENT OR HAS WAIVED HER RIGHT TO DO SO AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

i2 Technologies

By:	/s/ John Harvey	Date:	August 6, 2007
John Harvey General Counsel

	/s/ Barbara Stinnett	Date:	August 6, 2007
Barbara Stinnett

CORPORATE HEADQUARTERS, 11701 LUNA ROAD, DALLAS TX 75234 tel: 469-357-1000 www.i2.com

Barbara Stinnett	Initial: